Supplement to Prospectus Supplement dated November 25, 2002 (To Prospectus dated February 25, 1993)	Filed pursuant to Rule 424(b)(2) under the Securities Act of 1933. Registration No. 33-53366 Registration No. 333-101458

$300,000,000

Limited Brands, Inc.
6-1/8% Notes due December 1, 2012

          In the above-referenced Prospectus Supplement dated November 25, 2002, on page S-9, the final sentence of the second paragraph under “Description of the Notes–Maturity, Interest, Form and Denomination” is hereby deleted and replaced in its entirety by the following sentence:

          Interest on the notes will be calculated on the basis of a 360-day year of twelve 30-day months.

December 3, 2002